For Release:	May 18, 2009 at 7:30AM EST

Contact:	Dwight Babcock, CEO
520 240 4840
dbabcock@isoray.com

IsoRay, Inc. Reports Third Quarter Results

RICHLAND, Washington – IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, announced its financial results for the third quarter of fiscal year 2009, ended March 31, 2009.

Sales revenue for the quarter decreased by 23% to approximately $1,366,289 as compared to approximately $1,783,642 in the third quarter of fiscal 2008.   Fifty medical centers ordered the Company’s Proxcelan™ seeds in the third quarter of fiscal 2009 compared to the 57 centers that ordered in the second quarter of fiscal 2008.  Management believes that the decline in sales revenue resulted primarily from decreased sales volume and is partially attributable to a lower average invoice price due to the expanded use of the Company’s seeds in dual therapy cases which typically use fewer seeds.

The Company’s net loss decreased 29% from approximately $2,091,640 in the quarter ended March 31, 2008 to $1,482,648 in the quarter ended March 31, 2009.

The Company had cash of approximately $5,163,920 and short-term investments of approximately $480,005 as of March 31, 2009.

Dwight Babcock, IsoRay Chairman and CEO, commented “Although, the quarter's sales results were disappointing, we significantly narrowed our net loss while continuing to invest in new marketing and sales initiatives, such as the February 18, 2009 exclusive distribution agreement with BrachySciences.  We continue to believe that we have the initiatives and personnel in place to improve sales growth and experience future operating improvements.”

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed.

The Cesium-131 seed offers a significantly shorter radiation half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, a theoretically improved radiation delivery against aggressively replicating cancer(a), and the potential for a reduced longevity of common brachytherapy side effects(b).

Cesium-131 is currently used in the treatment of prostate cancer(c) and ocular melanoma(d), among other cancerous conditions.

 IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)
Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. International Journal of Radiation Oncology, Biology, and Physics 2003;55(2):378-385.

(b)
DeFoe SG, Beriwal S, Smith R, Benoit R. Is there decreased duration of acute urinary and bowel symptoms after prostate brachytherapy with cesium 131 isotope? International Journal of Radiation Oncology, Biology, and Physics 2008;72(S1):S317.

(c)
Bice WS, Prestidge BR, Kurtzman SM, Beriwal S, Moran BJ, Patel RR, Rivard, MJ.  Recommendations for permanent prostate brachytherapy with (131)Cs: a consensus report from the cesium advisory group.  Brachytherapy 2008;7(4):290-6.

(d)	Melhus CS, Rivard MJ. COMS eye plaque brachytherapy dosimetry simulations for 103Pd, 125I, and 131Cs. Medical Physics 2008;35(7):3364-71.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether IsoRay’s sales and marketing strategy will result in improved sales, whether IsoRay will be able to continue to reduce operating costs and increase revenue, the impact of reimbursement rates for competing therapies on demand for IsoRay's product, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, whether the exclusive distribution agreement with BrachySciences results in sales, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

 IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Product sales	$1,366,289	$1,783,642	$4,212,574	$5,397,705
Cost of product sales	1,351,044	1,682,981	4,523,705	5,930,278

Gross margin (loss)	15,245	100,661	(311,131)	(532,573)

Operating expenses:
Research and development expenses	301,907	434,418	826,513	1,086,333
Sales and marketing expenses	529,349	888,448	1,880,823	3,091,091
General and administrative expenses	666,637	869,435	12,205,616	2,690,624

Total operating expenses	1,497,893	2,192,301	4,912,952	6,868,048

Operating loss	(1,482,648)	(2,091,640)	(5,224,083)	(7,400,621)

Non-operating income (expense):
Interest income	18,722	131,442	101,070	549,993
Gain (loss) on fair value of short-term investments	–	(187,300)	274,000	(187,300)
Financing and interest expense	(16,278)	(22,826)	(57,894)	(78,140)

Non-operating income (expense), net	2,444	(78,684)	317,176	284,553

Net loss	$(1,480,204)	$(2,170,324)	$(4,906,907)	$(7,116,068)

Basic and diluted loss per share	$(0.06)	$(0.09)	$(0.21)	$(0.31)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	23,090,200	22,942,088	23,054,375